EXHIBIT 12


                  CITIZENS UTILITIES COMPANY AND SUBSIDIARIES
       Statement Showing Computation of Ratio of Earnings to Fixed Charges
                     and Earnings to Combined Fixed Charges
                      for the year ended December 31, 1999
                             (DOLLARS IN THOUSANDS)
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                                                                                                    Ratio of
                                                                                    Ratio of       Earnings to
                                                                                   Earnings to   Combined Fixed
                                                                                  Fixed Charges     Charges
                                                                                  -------------------------------
       Pre-tax income before dividends on convertible preferred securities and
            discontinued operations                                                   $ 187,924        $ 187,924

       Income or loss from equity investees                                              (2,019)          (2,019)

       Minority interest                                                                (23,227)         (23,227)
                                                                                  -------------------------------

       Pre-tax income from continuing operations before adjustment for minority interest in consolidated subsidiaries or income or loss from
            equity investees                                                            162,678          162,678

       Fixed charges                                                                    108,268          118,331

       Amortization of capitalized interest                                                   -                -

       Distributed income of equity investees                                               600              600

       Interest capitalized                                                              (8,681)          (8,681)

       Preference security dividend requirements of consolidated subsidiaries           (10,063)         (10,063)

       Minority interest in pre-tax income of subsidiaries that have not
            incurred fixed charges                                                            -                -
                                                                                 -------------------------------

       Total earnings                                                                 $ 252,803        $ 262,865
                                                                                 -------------------------------

       Ratio of earnings to fixed charges                                                  2.33
                                                                                  ==============

       Ratio of earnings to combined fixed charges                                                          2.22
                                                                                               =================


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